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                                                                     Exhibit F-2

                                                                   July 31, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

                                  Re: Conectiv
                                      SEC File Number 70-9095

Dear Sirs:

         As General Counsel for Conectiv, a Delaware corporation ("Conectiv"), I have acted as counsel to Conectiv in connection with the Post-Effective Amendment No. 1 ("Post-Effective Amendment No. 1") to Form U-1 Application/Declaration (File No. 70-9095), as previously amended (hereinafter the "Declaration"), filed with the Securities and Exchange Commission (the "Commission") jointly by Conectiv, by two subsidiaries, which are operating utility companies, Delmarva Power & Light Company ("Delmarva") and Atlantic City Electric Company, and by certain direct and indirect subsidiaries that are non-utility companies.

In its Order dated February 26, 1998, the Commission reserved jurisdiction over the issuance of short-term debt to Conectiv by Delmarva and the participation of Delmarva in the Conectiv system money pool (the "Money Pool"), pending issuance of an order from the Virginia State Corporation Commission ("VSCC"). The VSCC issued an order on June 18, 1998, which the VSCC further modified on June 29, 1998, granting Delmarva authority to issue short term debt to Conectiv and to participate in the Money Pool (the "VSCC Order"). The authorization requested in Post-Effective Amendment No. 1 relates to the participation by Delmarva in the Money Pool (hereinafter referred to as the "Proposed Transaction").

         In connection with this opinion, I or attorneys in whom I have confidence have examined originals or copies, certified or otherwise identified to my satisfaction, of such records of Conectiv and Delmarva and such other documents, certificates and corporate or other records as I have deemed necessary or appropriate as a basis for the opinions set forth herein. In my examination, I have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. As to various questions of fact material to such opinions, I have, when relevant facts were not independently established, relied upon statements contained in the Declaration.
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         The opinions expressed below with respect to the Proposed Transaction are subject to the following assumptions, qualifications, limitations, conditions and exceptions:

         (a) The Commission shall have duly entered an appropriate order or orders with respect to the Proposed Transaction, as described in Post-Effective Amendment No. 1, removing the reservation of jurisdiction and granting and permitting the Declaration, as amended by Post-Effective Amendment No. 1, to become effective under the Act and the rules and regulations thereunder and the Proposed Transaction is consummated in accordance with Post-Effective Amendment No. 1 and the VSCC Order.

         (b) No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed above.

         Based on the foregoing and subject to the assumptions, qualifications, limitations, conditions and exceptions set forth herein, I am of the opinion that, in the event the Proposed Transaction is consummated in accordance with the Post-Effective Amendment No. 1 and the VSCC Order:

         1. All laws of the State of Delaware and of the Commonwealth of Virginia applicable to the Proposed Transaction will have been complied with; however, I express no opinion as to need to comply with state blue sky laws;

         2. Conectiv and Delmarva are validly organized and duly existing under the laws of their respective state and commonwealth of incorporation;

         3. The various debt instruments to be issued by Delmarva as part of the Proposed Transaction will be valid and binding obligations of Delmarva in accordance with the terms of such instruments, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws relating to or affecting creditors' rights generally and general equitable principles, whether considered in a proceeding in equity or at law; and

         4. The consummation of the Proposed Transaction will not violate the legal rights of the holders of any securities issued by Delmarva or any associate company thereof.

         I hereby consent to the use of this opinion in connection with the Financing Declaration.

                                        Very truly yours,

                                        /s/ Peter F. Clark
                                        Peter F. Clark